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                                                                     Exhibit 2

                                William J. O'Connell, Mail Stop 07F
                                VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL
                                175 Berkeley Street Boston, MA 02117
                                Telephone: (617) 574-5808
                                Fax: (617) 350-8864



August 26, 1999

Liberty Life Assurance Company of Boston
175 Berkeley Street
Boston, MA 02117

      RE:     LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
              LLAC VARIABLE ACCOUNT
              REGISTRATION STATEMENT ON FORM S-6 (FILE NO. 333-76931)

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6 ("Registration Statement") by LLAC Variable Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Flexible Premium Variable Life Insurance Contracts ("Contracts") offered by Liberty Life Assurance Company of Boston ("Liberty Life"). Premiums paid under the Contracts may be allocated by Liberty Life to the Separate Account in accordance with the owners' direction with reserves established by Liberty Life to support such Contracts.

     The Contracts are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus, which is included in the Registration Statement.

     The Contracts will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of Liberty Life and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

     1. Liberty Life is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

     2. The Separate Account is an account established and maintained by Liberty Life pursuant to the laws of the Commonwealth of Massachusetts, under which

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        income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of Liberty Life.

     3. Assets allocated to the Separate Account will be owned by Liberty Life. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Liberty Life may conduct.

     4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of Liberty Life in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                   /s/ William J. O'Connell
                                   William J. O'Connell
                                   Vice President and Assistant General Counsel